December 8, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Dycom Industries, Inc.’s Form 8-K dated December 4, 2014, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.

Yours truly,

/s/  DELOITTE & TOUCHE LLP

Miami, Florida